Exhibit 99.1

[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
DECEMBER 13, 2005
NYSE: CPK

CHESAPEAKE UTILITIES CORPORATION PROMOTES
PAUL M. BARBAS TO CHIEF OPERATING OFFICER

DOVER, DE - John R. Schimkaitis, President and CEO of Chesapeake Utilities Corporation (NYSE: CPK) headquartered in Dover, DE, announced today that the Company’s Board of Directors has promoted Paul M. Barbas to the position of Chief Operating Officer effective January 1, 2006.

“Paul has been instrumental in helping the Company expand and execute its growth strategy. Paul’s understanding of the overall natural gas industry, his relationships within the industry and his past experience with unregulated businesses will assist us in further driving growth in our core businesses as well as identify and pursue other related opportunities,” added Mr. Schimkaitis.

In this position, Mr. Barbas will assume the direct oversight of day-to-day operations of all of the Company’s various business units in addition to continuing to focus upon the Company's strategic business direction.

Mr. Barbas joined Chesapeake in August 2003 as Vice President and was subsequently promoted to Executive Vice President in October 2004. Mr. Barbas began his career at General Electric in 1981, where he served in a variety of management positions in the operations and financial areas until 1999 when he joined Allegheny Energy. Prior to joining the Company, he was Executive Vice President of Allegheny Power, the regulated arm of Allegheny Energy. Mr. Barbas holds a Bachelors Degree in Economics from the College of the Holy Cross, and an MBA in Finance and Marketing from the University of Massachusetts. He and his wife Jan are residents of Lewes, DE.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, marketing and transmission, propane gas distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake’s businesses is available at www.chpk.com.

FOR MORE INFORMATION:
John R. Schimkaitis, President and CEO
302.734.6799